Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contact:	Greg Burns	Mark Nogal
	Media Relations	Investor Relations
	(847) 402-5600	(847) 402-2800

Allstate Announces Transformative Growth Plan

NORTHBROOK, Ill., Dec. 19, 2019 – The Allstate Corporation (NYSE: ALL) is embarking on a Transformative Growth Plan that leverages the Allstate brand, people and technology to accelerate growth in its personal property-liability business. A leader in taking a consumer-focused approach to insurance, Allstate will expand customer access, improve customer value propositions, and increase investment in growth and technology.

“Allstate has thrived for 88 years through innovation such as the use of local branded agencies, telematics pricing for auto insurance and settling auto insurance claims with digital photos. This plan builds on a history of creating change and will improve our competitive position and accelerate growth. Customers will benefit from additional service options, greater connectivity and higher-value products but the plan requires us to embrace change. This reaffirms our commitment to Allstate agents with increased advertising, enhanced new business opportunities and higher new business compensation. This is about leading, not following,” said Tom Wilson, Chair, President and CEO.

Expanded Customer Access

Consumers currently can access Allstate branded property-liability products through Allstate agencies, call centers and online but choice is limited by internal business rules. Access will be expanded in 2020 to enable consumers to select a method of interaction without restrictions. As a result, it will no longer be necessary to utilize both the Allstate and Esurance brands for direct sales and the Esurance brand will be phased out in 2020.

Improved Customer Value

Insurance affordability will be improved by combining the Allstate, Esurance, Encompass and Answer Financial organizations into one business model. This will lower costs and support more competitive prices without reducing margins.

Property-liability products will be redesigned to provide simple quality, rewarding engagement and community affiliation. Insurance pricing will utilize sophisticated rating algorithms, such as telematics, and reflect the service model a customer chooses.

Customers will be provided with a “circle of protection” leveraging a wide range of products, including home, renters, personal liability and life insurance, product protection plans and identity protection.

Centralized customer service capabilities are being expanded to improve consistency, reduce costs and enable Allstate agents to focus on growth and relationships.

Increased Investments In Growth and Technology

Investments in marketing the Allstate brand will be significantly increased by reallocating Esurance spending and reducing operating expenses.

New technology ecosystems are being built to support increased connectivity, new products, operational adaptability and lower expenses.

“The Transformative Growth Plan will enable us to remain a strong competitor. Winning is our past, our present and our future,” concluded Wilson.

Allstate is one of the nation’s largest insurers with 136 million policies in force, protecting cars, homes, motorcycles, lives, personal devices and identities. Its products are sold through Allstate agents, independent agents, call centers, online, major retailers and voluntary benefits brokers. The company harnesses the talent of approximately 88,000 Allstaters. It recently was included in the Drucker Institute list of the nation’s 250 best managed companies.